                                                                    EXHIBIT 10.3
                        SUTHERLAND OUTBOUND TELEMARKETING
                          EXCLUSIVE SERVICES AGREEMENT


         This Agreement, including the attached schedules (collectively "Agreement"), is made as of the 13th day of January, 1998 (the "Effective Date") by and between THE SUTHERLAND GROUP, LTD., a New York corporation with offices at 1160 Pittsford-Victor Road, Pittsford, New York 14534 ("SGL") and QUARTERDECK CORPORATION ("Client"), with offices at 13160 Mindanao Way, Marina del Rey, California 90292.

         Client's wholly-owned subsidiary, Quarterdeck Select Corporation ("QDS"), has previously provided to Client outbound telemarketing services with respect to the sale of Client's products.

         Client has caused QDS to sell to SGL the outbound telemarketing business and related assets of QDS pursuant to a certain asset purchase agreement intended to be dated of even date herewith between SGL and QDS (the "Asset Purchase Agreement").

         Client desires to obtain, and SGL desires to provide, services in relation to the staffing and management of a Telesales and Telemarketing Program to support the sales of Client products.

         In light of the foregoing and in consideration of the promises exchanged herein, the parties agree as follows:

1.       Scope:

         1.1 SGL will provide Client, with respect to the sale of Client's products, with certain database telesales services on the terms and conditions described in this Agreement. SGL shall manage and supervise the operation of the telesales services as described herein. Staffing of the telesales services shall be at the levels determined pursuant to the Allocation of Resources set forth in Schedule "1.1". SGL will make reasonable efforts to adjust staffing levels and reallocate resources as quickly as possible whenever the commitment is adjusted according to the methodology set forth in Schedule "1.1".

         1.2 SGL will be Client's sole and exclusive source of the outbound telesales and corporate telesales services for sales in the United States and Canada of all products then offered for sale under Client's tradename or trademarks, except that Client may conduct outbound telesales and corporate telesales activities from time to time on a limited scale, using its own regular employees. The total number of Client's regular employees engaged in such activities at any given time may not exceed four percent (4%) of SGL's then current staffing levels (rounded up to the nearest whole number) for Client's telesales determined at that time pursuant to the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary:

                  (A) SGL acknowledges that Client markets its products through distributors, retailers, OEMs, and other resellers (collectively, "Resellers") and may continue to do so by any means. Client does not necessarily limit its Resellers' distribution rights to prevent Resellers from distributing Client products through outbound telesales or corporate telesales and that this Agreement does not require Client to do so. Provided that Client does not engage any third party specifically for the purpose of providing outbound telesales and corporate telesales services, therefore, Client will not be in violation of this Agreement merely because a Reseller markets or is authorized to market Client products via outbound telesales or corporate telesales.

                  (B) SGL shall have a non-exclusive right to conduct outbound telesales activities and corporate telesales activities with respect to governmental entities (including responding to Requests for Proposal to governmental agencies) and educational institutions. During the period commencing on the date hereof and ending December 31, 1998 (the "first year"), this right shall be non-exclusive only in the sense that Client will have the right to use its own employees (in any number) to conduct outbound telesales activities and corporate telesales activities with respect to governmental entities (including responding to Requests for Proposal to governmental agencies) and educational institutions. If, during the first year, SGL generates Net Revenues of at least One Million Dollars ($1,000,000) (the "first year goal") from sales to governmental and educational institutions, then such right shall remain non-exclusive only in the sense indicated above. In that event, the parties shall agree upon a reasonable goal for the second year (calendar year
1999). From then on, the parties shall agree upon a new annual goal at the end of each year in which the goal is accomplished. At any time that SGL fails to meet the first year goal, second year goal or any subsequent year's goal, then its right to conduct corporate telesales and outbound telesales to governmental and educational institutions shall be non-exclusive in all respects for the remaining term of this Agreement, thus allowing Client to retain third parties to conduct outbound telesales and corporate telesales to such institutions.

                  (C) Further, SGL acknowledges that Client may market or publish products under licenses and that such licenses will not necessarily authorize any outbound telesales or corporate telesales. Additionally, SGL acknowledges that, subject to Section 22, Client may assign or otherwise transfer a portion or all of its rights in any product and if such product is no longer sold under Client's tradename, trademarks, or those of its subsidiaries, such product shall no longer be subject to this Agreement.

         1.3 SGL shall use its best efforts to market and promote the Client's products through outbound telesales and corporate telesales channels. Best Efforts is defined as not less than is customarily applied to other SGL clients in the consumer software market and if there are no other SGL clients in the consumer software market, then as customarily applied to other SGL clients generally.

         1.4 Client shall determine, in consultation with SGL, which Client products SGL will emphasize in its marketing efforts at any time. Client shall determine all of the terms under which SGL markets Client's products. Client may accept or reject any order or offer to purchase any Client products in the exercise of its sole and absolute discretion.

         1.5 SGL is an independent contractor providing services to Client.

         1.6 As used in this Agreement (including all schedules hereto), (i) "outbound" telesales shall mean telesales of Client's products for sales of seventy-five (75) or fewer units per sale, (ii) "corporate" telesales shall mean telesales of Client's products for sales of more than seventy-five (75) units per sale, and (iii) " telesales" does not include:

                           (A) Telephone calls in which the sale of products is
not completed, and payment or authorization of payment is not required, until after a face-to-face sales presentation by the Client ("direct sales");

                           (B) Telephone calls initiated by (i) any potential
customer, except when in response to a call from a telesales representative, including without limitation those in response to an advertisement through any media including direct mail solicitations or (ii) a prior customer of Client ("inbound telesales"), and any reply or follow up calls to any inbound telesales call;

                           (C) Telephone calls as the result of a solicitation
of a potential customer by an SGL telesales representative and the referral of that potential customer to Client; or

                           (D) Telephone calls soliciting transactions with any
Resellers for resale or other transactions that SGL is prohibited from soliciting.

                  For purposes of the foregoing, the number of "units" per sale is the maximum number of computers on which a copy of the software sold may be installed or from which it may be accessed. For sales of subscription based services, "units" per sale is the number of computers or users (as the case may be) authorized to utilize such service. For other types of sales, units shall be defined appropriately, as the context shall require.

                  Sales by Client which may not be "telesales" but which (i) are made by Client directly to a customer other than a Fortune 500 customer and which follow the entry by SGL of a product order from that customer as a result of SGL's telesales services hereunder, or (ii) are made by Client directly to a division or purchasing group of a Fortune 500 customer and which follow the entry by SGL of a product order from that same division or purchasing group as a result of SGL's telesales services hereunder, will entitle SGL to commissions as set forth in attached
Schedule 4.1 hereof ("sales to SGL-seeded accounts"); provided that SGL-seeded accounts shall in no event include any customers that had obtained any Client products within eighteen (18) months before first obtaining a Client product through SGL.

                  Notwithstanding the foregoing, SGL acknowledges and understands that it may not always be reasonably practical for Client to determine whether a customer is an SGL-seeded account; provided that Client shall reasonably cooperate with SGL in an effort to establish procedures for doing so. Nevertheless, SGL agrees that Client shall be under no obligation to undertake any measures that are not reasonably practical to determine whether an account is an SGL-seeded account. Without limiting the generality of the foregoing, SGL acknowledges that Client need not ask any question of its customers or record any information from Client's customer relating to SGL in connection with any transaction by Client involving less than Ten Thousand Dollars ($10,000). Further, Client will not be obligated to attempt to obtain such information in connection with any transaction not involving a live conversation between Client and the customer, such as any transaction mediated by any third party or any on-line transaction.

2. SGL's Responsibilities:

         2.1 SGL shall provide telesales representatives, sales supervisors, administrators and program managers, all of whom shall be dedicated exclusively to providing services to Client, as well as client services managers, business analysts and other necessary personnel. All SGL personnel shall have that level of training and experience which is appropriate to the nature and special requirements of the Services described herein. The personnel assigned by SGL to the Client account shall be acceptable to Client, acting in its reasonable discretion. Personnel formerly employed by QDS shall be deemed to be acceptable to Client for so long as they continue to perform in a reasonably acceptable manner.

         2.2 SGL shall provide the facilities, computer systems, training, reporting, administrative functions, all telephony equipment and systems, and other required infrastructure to perform the services described herein, except as may be the responsibility of Client as set forth in Section 3 hereof.

         2.3 SGL shall comply at all times with all Federal, state and local authorities, statutes, rules and regulations applicable to its business activities and shall provide worker's compensation insurance in amounts required by applicable law.

         2.4 SGL, its employees and contractors shall comply at all times with all rules and regulations, policies and practices applicable to Client's business activities which are communicated to SGL management by Client.

         2.5 For a period of ninety (90) days from the Closing, SGL shall make Bonnie Sue Brandvic and Dawn Cole reasonably available at no charge to provide transition services to Quarterdeck's corporate Human Resources department in connection with Quarterdeck's HRIS system.


         2.6 In no event shall SGL collect or receive funds on Client's behalf.

3.       Client's Responsibilities:

         3.1 Client is responsible for direct mail operations, advertising and customer awareness programs for all of Client's products. Client shall determine in the exercise of its sole and absolute discretion whether to conduct any direct mail campaigns and the extent of any advertising or customer awareness programs.

         3.2 Client will be responsible for acceptance (or rejection) of customer orders, credit card verification, billing, customer service, collections, fulfillment for sales, and inbound telesales generated by the programs described at Section 3.1.

         3.3 Client shall establish, and at all times maintain, an interface between the existing computer infrastructure, presently located in Buildings 400 and 410 located at 5770 Roosevelt Boulevard, Clearwater, Florida (the "Clearwater Facility") and Client's computer systems, conforming to the specifications therefor in Schedule "3.3". There may be reasons that either Party wishes to modify their respective systems and processes during the course of this Agreement. If implemented, such modifications may impact the systems and processes of the other Party as well as the interfaces between those systems. To the extent a Party wishes to modify any of its systems after the Effective Date, and if such modifications could impact the systems and processes of the other Party or the interfaces between those systems, the Party wishing to make such modifications will inform the other Party in writing of the anticipated modifications within a reasonable time prior to implementing such modification and the other Party will work with the Party wishing to make such modifications in an effort to minimize the potential for material additional costs to accommodate such modifications. The Party wishing to make such modifications shall be responsible for the cost to develop the necessary interfaces between its modified systems and the systems of the other Party.

         3.4 Client will aid and assist SGL in the work of promoting the sale of Client's products and services by making commercially reasonable efforts to promptly answer any reasonable inquiries addressed to Client by SGL. SGL shall have no obligation to perform

Client's warranty or support obligations with respect to any product or service which is the subject of this Agreement.

         3.5 Client will train SGL's telesales employees regarding Client's products at SGL's Clearwater facility. Client shall pay those out-of pocket travel, lodging and similar expenses incurred by Client in providing such training. Client shall provide anticipated release schedules and other information as SGL reasonably requires. Except for initial program start up, training will be accomplished via audio and video conferencing.

         3.6 To permit the uninterrupted transition from QDS to SGL of telesales services to be rendered to Client hereunder, upon the reasonable request of SGL at any time, and from time to time, for a period of up to three (3) months from the effective date of this Agreement, Client shall, at Client's expense, make its MIS personnel available to SGL for assistance and training on the effective use and maintenance of (i) Client's order entry system to be used by SGL telesales representatives, (ii) the interfaces described in Section 3.3, (iii) any technology included in the assets acquired by SGL from QDS and Client, (iv) the EIS predictive dialer system, (v) the ASPECT switch, and (vi) the MITEL switch. If within three (3) months of the effective date of this Agreement, SGL shall have a full-time MIS person employed by SGL at the Clearwater Facility, then Client shall make its MIS personnel available to SGL for such assistance and training for an additional two (2) months (for a total period of up to five
(5) months from the effective date of this Agreement).

         3.7 The long distance telephone network services agreement previously used by QDS in providing telesales services to Client is not directly transferable to SGL. Therefore, during the term of this Agreement and solely to the extent that it is permitted to do so without incurring any cost, Client agrees to make available to SGL for purposes of SGL rendering telesales services to Client, the benefits of any of Client's long distance telephone network services agreements. SGL's payment obligation will be only for actual use by SGL at the rates set forth in the applicable long distance telephone network services agreements.

         3.8 Client is a party to a software license agreement with ONYX dated June 28, 1995, pursuant to which Client has the right to use the licensed software at an unlimited number of seats. The ONYX software licenses previously used by QDS in providing telesales services to Client are not directly transferable to SGL. Therefore, during the term of this Agreement, Client agrees to maintain and make available to SGL for purposes of SGL rendering telesales services to Client, the benefits of the ONYX software license agreement at no additional cost to SGL.

         3.9 Client may, at any time and from time to time, subcontract any of its responsibilities to a third party(ies) but Client shall remain fully liable for performance of Client's responsibilities according to the terms of this Agreement.

4.       Fees:

         4.1 Client shall pay SGL for its services and costs as described in the attached Schedule "4.1" titled, Sutherland Service Fees.

         4.2 SGL shall invoice on the first (1st) day of the month in which the services are to be performed for the "Fixed Rate " component of SGL's service fees for that month and for the "Sales Commission" component of SGL's service fees for the prior month. SGL shall include with each monthly invoice to Client a summary accounting of the number of telesales reps deducted exclusively to the Client's account in the form set forth in Schedule "4.2".

         4.3 The Fixed Rate component will be reconciled at the end of each month against SGL's records based on the number of telesales reps dedicated exclusively to Client's account that month, for a determination of the Fixed Rate component actually due SGL, as set forth in Schedules "1.1" and "4.1". The invoice for the next month will reflect any required adjustment.

         4.4 Provided Client provides SGL with written notice of the orders shipped by Client for the month within two (2) business days of the last day of the month, the "Sales Commission" component of SGL's service fees shall be billed on the basis of orders shipped by Client less a fourteen percent (14%) reserve amount to anticipate accepted orders not paid, returns, etc. Should SGL not receive notice of the actual number of orders shipped within that time, the Sales Commission component of SGL's service fees shall be billed on the basis of orders entered by SGL into Client's system less the fourteen percent (14%) reserve amount; provided that such reserve percentage may be increased or decreased at any time based on the prior two (2) quarter's actual experience; and provided further that, if Client provides notice of the actual number of orders shipped for the past month prior to payment of that invoice being due, Client may pay on the basis of the orders shipped without being in breach of this Agreement, provided such payment is made by the date the original invoice was due. The Sales Commission component will be reconciled once each quarter against Client's records for adjustment based on accepted orders not paid, returns, etc., all as provided for the final determination of the Sales Commission component actually due SGL, as set forth in Schedule "4.1".

         4.5 Commencing with the sixteenth (16th) month of this Agreement and continuing through the term of this Agreement, Client shall be entitled to take a monthly discount of One Hundred Thousand Dollars ($100,000.00) against fees otherwise due and owing to SGL during each such month. This discount is not subject to acceleration, is payable only out of fees otherwise due to SGL during the month in question and is not cumulative.

         4.6 Payment shall be due to SGL within thirty (30) days of receipt of an invoice from SGL and, if not paid within that time, will bear interest from that date, until paid, at the rate of one percent (1%) per month for any part of the next 30 days and one and one-half percent (1-1/2%) per month for any time thereafter the invoice remains unpaid.

         4.7 Fees due under this Agreement are payable by Client without setoff or deduction by Client, except as provided in Section 7 below.

5. Term of the Agreement:

         This Agreement shall be effective upon execution by both parties and will terminate on December 31, 2001, unless terminated earlier pursuant to
Section 6 of this Agreement.

6.       Early Termination of the Agreement:

         6.1      Termination for Convenience:

         6.1.1 During the First Twelve (12) Months: After the first one-hundred eighty (180) days following the Effective Date, the Client shall have the right to give notice of termination of this Agreement, with such termination becoming effective no sooner than one-hundred eighty (180) days from the effective date of the notice.

         6.1.2 After the First Twelve (12) Months: After the first anniversary of the Effective Date, the Client shall have the right to give notice of termination of this Agreement, with such termination becoming effective no sooner than one-hundred twenty (120) days from the effective date of the notice (the "120 Day Notice Period"); provided that, during the last thirty (30) days of the 120 Day Notice Period, the Part A Maximum will be reduced by one-half (1/2).

         6.1.3 Sole Source: Notwithstanding any contrary provision in Section 1.2, immediately upon any notice of termination of this Agreement pursuant to this Section 6.1, and for the last one hundred twenty (120) days before expiration of the term of this Agreement, Client shall no longer be restricted hereunder in any way from performing or authorizing or retaining any third party to perform outbound telesales and/or corporate telesales services for any of Client's products.

         6.2      Termination for Cause

         6.2.1 Termination by Client: The Client shall have the right to terminate this Agreement (i) in the event an arbitrator determines that SGL has breached this Agreement and SGL fails to cure such breach within thirty (30) days of the arbitrator's determination, or (ii) in the event it is determined under the procedures set forth below that three (3) separate "Bad Acts" have occurred during the term of this Agreement. A "Bad Act" is defined as an act of theft (including larceny, forgery, fraud or intentional wrongful conversion) by SGL or any of its employees perpetrated against the Client or one of its customers, or a "Pattern" of SGL or any of its employees making any material, untrue or misleading statements or representations as the result of a policy implemented by SGL (or the lack of an effective policy to protect against such activities) in performing outbound telesales or corporate telesales hereunder. Except as provided in the following paragraph, the determination that a Bad Act has occurred is conditioned upon Client, within ten (10) business days of Client's discovery of the occurrence of circumstances which Client alleges to be a Bad Act, giving to SGL notice thereof specifying what circumstances are alleged to have occurred.

         Within the First Year: The determination that a Bad Act has occurred within the first twelve (12) months of this Agreement is conditioned upon Client, within ten (10) business days of Client's discovery of the occurrence of circumstances which Client alleges to be a Bad Act, giving to SGL notice thereof specifying what circumstances are alleged to have occurred, that Client deems that such circumstances constitute a Bad Act under this Agreement, and the basis for Client's claim that such circumstances constitute such a Bad Act.

For purposes of the foregoing, a "Pattern" consist of acts which occur in such numbers and within such a period of time that reasonable people would agree that those acts were not isolated or unrelated.

         Effect of Termination by Client: In the event this Agreement is terminated pursuant to this Section 6.2.1, in addition to any other rights and remedies Client may have, SGL acknowledges that Quarterdeck Select Corporation ("QDS") or its assignee shall have the right to terminate that certain sublease intended to be dated of even date herewith between SGL and QDS (the "Sublease"). If termination pursuant to this Section 6.2.1 occurs during the first year of the term of this Agreement, then (i) the Client will have the right to solicit for employment those persons then employed by SGL at the Clearwater facility that were formerly employees of the Client or QDS, and (ii) Client or its designee will have the right to reacquire from SGL those tangible assets originally transferred to SGL pursuant to the Asset Purchase Agreement which are still in the possession of SGL at the Clearwater facility. The repurchase price for these assets shall be equal to a percentage of $1.5 Million less amounts received by SGL, if any, from a transfer by SGL of some portion of the acquired assets, the numerator of which is the number of days remaining (as of the date of the event giving rise to the right to reacquire the assets) in the first year of the term of this Agreement and the denominator of which is three hundred sixty-five (365). The right of Client to acquire assets shall not apply to any replacement assets.

         6.2.2 Termination by SGL: SGL shall have the right to terminate this Agreement in the event (i) Client fails to make any payment due hereunder (to SGL or the escrow agent as provided in Section 7.5) within twenty (20) days after written notice of non-payment from SGL, which notice must state that SGL may terminate this Agreement if payment is not made within twenty (20) days; or
(ii) an arbitrator determines that Client has breached this Agreement and Client fails to cure such breach within thirty (30) days of the arbitrator's determination.

         Effect of Termination by SGL: In the event this Agreement is terminated pursuant to this Section 6.2.2, in addition to any other rights and remedies SGL may have, Client acknowledges that SGL shall have the right to terminate the Sublease.

         6.3 Termination Fee: If during the first year of the term of this Agreement, Client terminates this Agreement in breach of the Agreement or in any way not provided for in this Section 6, or if, during the first year of the term of this Agreement, SGL terminates this Agreement pursuant to Section 6.2.2 (after providing Client with the specified cure period) as a result of an arbitrator's decision that (i) the Client failed to pay amounts due to SGL hereunder to either SGL or escrow, or (ii) that the uncured breach of this Agreement by Client effectively deprived SGL of the benefits of this Agreement to an extent sufficient to constitute constructive termination of this Agreement by the Client in breach of this Agreement, then damages will be suffered by SGL and the parties agree that it would be impracticable or extremely difficult to ascertain with any degree of certainty the amount of damages which would be suffered by SGL in such event. Therefore, in order to avoid such difficulties, the parties hereby agree that Client shall pay SGL as a liquidated damage amount, the following termination fee (the "Termination Fee") if this Agreement terminates as provided in this Section 6.3 during the first year of the term of this Agreement. The Termination Fee shall be equal to the sum of (A) and (B) for each month during the period beginning upon such termination and ending one (1) year after the Effective Date (prorated for any partial months), where (A) is $6,065 times the minimum number of outbound telesales representatives required under Schedule "1.1" during such month, and (B) is $6,412 times the minimum number of corporate telesales representatives required under Schedule "1.1" during such month. This amount is agreed to be a reasonable estimate of the loss likely to be sustained by SGL as a result of such a breach by Client during the first year of this Agreement, and not a penalty.

7. Dispute Resolution:

         7.1 Notice and Cure: Except as provided in Section 6.2.2(i), in the event of an alleged breach of this Agreement by either party, the non-breaching party shall give the breaching party notice of any alleged breach and thirty
(30) days to cure. The breaching party will be deemed to have cured such breach if, within such cure period, the breaching party remedies any direct damage for which it is responsible resulting from such breach and takes such steps as are reasonable to prevent a similar future breach. For purposes of this Agreement, direct damages from any breach include, without limitation, any diminution of the value of confidential or trade secret information that is used or disclosed without authorization, and costs of cover as defined in Section 10.2.

         7.2 Binding Arbitration: If an alleged breach is not cured to the non-breaching party's satisfaction, the determination of whether a breach occurred and whether the breach was cured will be resolved by a single arbitrator in Chicago, Illinois, in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. The arbitration shall be governed by the United States Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the Expedited Procedures of the Commercial Arbitration Rules of the AAA, the parties agree that the AAA shall appoint the arbitrator without the parties submitting lists of requested arbitrators. In addition, the arbitrator shall be instructed to complete any hearings within thirty (30) days after his or her appointment or as soon thereafter as is reasonably possible consistent with providing each party a meaningful opportunity to conduct such discovery as is reasonably necessary and otherwise prepare its argument. The arbitrator shall grant such orders and impose such sanctions as are reasonably required to conform to the foregoing schedule.

         7.3 Powers of the Arbitrator: In addition to the powers granted to an arbitrator pursuant to the rules of the American Arbitration Association, the arbitrator shall have the authority (i) to award injunctive relief where necessary, providing that the party seeking such injunctive relief provides an undertaking of sufficient amount to protect the party being enjoined and in an amount acceptable to the arbitrator, (ii) make a determination of whether a breach was a Bad Act breach as referenced in Section 6.2.1, and (iii) whether a breach was a constructive termination of this Agreement by Client as referenced in Section 6.3. Each party agrees that it shall not seek (and an arbitrator shall not have the power to provide a party with) the remedy or relief of termination of this Agreement, except as set forth in Section 6 hereof.

         7.4 Intellectual Property Infringement: Notwithstanding the foregoing, any party shall have the right to seek immediate relief in State or Federal Court for claims for infringement or misappropriation of any intellectual property rights and to have all legal and factual issues relating to such claims resolved in such court. Each party agrees that it shall not seek (and a court litigating such a claim shall not have the authority to provide a party with) the remedy or relief of termination of this Agreement, except as set forth in Section 6 hereof.

         7.5 Escrow and Setoff: In the event of a dispute and during the pendency of an arbitration or litigation, SGL will continue to provide services under the terms of this Agreement, and the Client shall abide by the terms of this Agreement, except that fees which are invoiced or claimed by SGL shall, at Client's discretion, be paid either to SGL or to an independent escrow agent pending the resolution of such dispute. Failure to pay to either SGL or to the escrow agent any fee which is invoiced shall be deemed a breach of this Agreement. Any monies held by the escrow agent in the escrow fund shall be invested by the escrow agent in interest bearing federally insured accounts, and the fees of the escrow agent shall be shared equally by the parties hereto. The parties receiving funds from such escrow shall also receive the interest earned on that portion of the escrowed funds so received. Payment to the escrow agent pursuant to this paragraph shall be considered as satisfying the Client's payment obligation with respect to the escrowed amount and shall not constitute a breach of, or the release of, any claim under the Agreement. Client shall have the right to setoff any direct damages award by an arbitrator or court against fees due to SGL. This setoff can be made against amounts held in escrow or otherwise. The escrow agent shall be instructed to distribute funds in accordance with the parties' mutual written instructions or any written instructions of any arbitrator or court. Unless otherwise mutually agreed upon by the parties, the independent escrow agent may be any attorney or CPA (or law or accounting firm) regularly engaged by either party.

8. Transition Services: Except when this Agreement is terminated by SGL for the Client's failure to make payment to SGL, upon any termination or expiration of this Agreement, Client shall have the right (exercisable not less than 60 days before the termination or expiration date) to continue to engage the services of SGL for a total additional period determined by Client but not to exceed six (6) months on the same terms and conditions set forth herein, including the fees for services to be rendered by SGL during any such transition period which are to be paid at the same rate as set forth in Schedule "4.1," except (i) Schedule "1.1" will not apply during any such transition period (i.e., the amount to be paid by Client to SGL will be based on the actual number of staff requested by Client and supplied by SGL for the transition period), (ii) the discount described in
Section 4.5 will not apply, and (iii) Client shall no longer be restricted hereunder in any way from performing or authorizing or retaining any third party to perform outbound telesales and/or corporate telesales services for any of Client's products. Client shall provide SGL with sixty (60) day's advance notice of the staffing levels to be employed during any transition month and the staffing levels requested by Client will never increase over the level of any prior month during the transition period.

9.       Warranties:

         9.1 SGL represents and warrants that the Services to be provided by SGL hereunder shall be done in a workmanlike manner and conform at all times in all material respects to the descriptions and levels of Service set forth in this Agreement.

         9.2 SGL does not warrant or guarantee in any way any result from the services provided under this Agreement. Except as set forth in this Agreement, the Services to be provided by SGL to Client hereunder are provided without any warranties, express or implied, including but not limited to the warranties of merchantability and fitness for a particular purpose.

         9.3 Except as provided in Section 11, Client makes no warranties whatsoever. Without limiting the generality of the foregoing, Client makes no warranties to SGL with respect to any Client product, and Client expressly disclaims any implied warranties of merchantability, fitness for a particular purpose and non-infringement. Except to the extent that Client may expressly authorize in writing, SGL shall not make or pass through any warranty on behalf of Client.

         9.4 Client shall provide SGL with notice of the warranties it will offer its customers in contracts for the products being marketed hereunder ("Customer Contracts"). In the Customer Contracts, Client will negate all other warranties not specifically offered to its customers therein, and Client will include standard provisions for merger, exclusive remedies and limitation of liability as used in the consumer software market. SGL acknowledges that the Customer Contracts are typically not signed by the customer nor made available to the customer for viewing before the customer obtains the software to which such Customer Contract pertains. Although Client believes that such Customer Contracts are nevertheless enforceable under applicable law, Client makes no representations or warranty to that effect.

10.      Limitation of Liability:

         10.1 IN NO EVENT WILL SGL HAVE ANY LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, FOR ANY LOSS OF INTEREST, PROFIT OR REVENUE BY THE CLIENT, NOR SHALL EITHER PARTY HAVE ANY LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

         10.2 Notwithstanding the foregoing, nothing in this Agreement precludes Client's right to seek direct damages in the event that SGL breaches this Agreement, including, SGL shall be liable for Client's cost to "cover" by making in good faith and without reasonable delay any reasonable contract for services in substitution for those due from SGL, but less expenses saved by the Client in consequence of the breach of this Agreement.

         10.3 The monetary liability of either party for all claims resulting from its performance or non-performance under this Agreement, regardless of the form of the action, and whether in contract, tort (including, but not limited to, negligence), warranty or other legal or equitable grounds, will be limited to Five Million Dollars ($5,000,000.00).

         10.4 Notwithstanding any other provision hereof, nothing in this
Section 10 shall in any way limit or exclude any right or remedy available to either party for or under, and this Section 10 shall not apply to, (i) any claims for breach or misappropriation of any trade secret, copyright, patent, trademark, or other intellectual property right, or (ii) any claim under or for breach of Sections 11 (indemnification) or 13 (confidentiality) of this Agreement.

11.      Indemnification:

         11.1 By Client. Client shall defend SGL against any claim that any Client product or service infringes or misappropriates any patent, trademark, copyright, or similar intellectual property rights (including without limitation, misappropriation of trade secrets) or any claim that any information contained in any telemarketing plan and other materials approved by Client is untrue or misleading when presented in a similar manner as presented by Client and shall pay any settlement of or final judgement awarded in connection with such claim, provided that SGL promptly (i) notifies Client of such claim and
(ii) tenders to Client the sole control of the defense and settlement thereof.

         11.2 By SGL. SGL shall defend Client against any claim that SGL has made any misrepresentations or misleading statements that are not supported by any telemarketing plans or other materials supplied by Client and shall pay any settlement of or final judgement awarded in connection with such claim, provided that Client promptly (i) notifies SGL of such claim and (ii) tenders to SGL the sole control of the defense and settlement thereof.

         11.3 Limitation. Neither party shall be liable under this Section 11 in connection with any claim against the other party to the extent that such claim is based upon acts that constitute a breach of this Agreement by the other party.

12. Relationship between the Parties:

         The performance by SGL of its duties and obligations under this Agreement shall not be deemed to constitute a joint venture or partnership between the parties. SGL shall not negligently or knowingly misrepresent Client products or services. Client will establish in its sole discretion all terms (including but not limited to price) of any sales made through SGL. All customer orders are to be directed to Client for acceptance. Unless subsequently agreed to by the parties in a written agreement, SGL will not accept on behalf of the Client, purchase orders for Client's products, or otherwise enter into contracts for the sale or license of Client's products, nor collect payments for the sale of the products or services of Client. Nothing in this Agreement shall be construed as prohibiting or restricting the right of SGL to provide similar services to any other entity.

13.      Confidentiality:

         13.1 All confidential or proprietary information made available by a party to the other in document or other tangible form bearing an appropriate legend indicating its confidential or proprietary nature, or which, if initially disclosed orally or visually, is identified as confidential at the time of disclosure and a written summary thereof, also marked with such a legend is provided to the other party reasonably promptly following the initial disclosure ("Confidential Information") shall be held in confidence by the receiving party. The receiving party shall protect such Confidential Information using the same degree of care it uses to protect its own confidential or proprietary information, but in no event less care than is prudent under the circumstances. Except as is reasonably necessary to the performance of its duties and obligations or exercise of its rights under this Agreement, neither party shall use Confidential Information of the other party in any form. Each party shall be permitted to disclose relevant aspects of the other parties' Confidential Information to its officers, agents and employees to the extent that such disclosure is reasonably necessary to the performance of its duties and its obligations or exercise of its rights under this Agreement. All SGL employees assigned to Client's project team will sign SGL's standard employee non-disclosure agreement.

         13.2. Confidential Information shall not include (1) information which, at the time of disclosure is in the public domain; (2) information which, after disclosure, enters the public domain except where such entry is the result of a breach of this Agreement; (3) information which, prior to disclosure hereunder, can be demonstrated by records to have already been in the recipient's possession and not subject to any obligation of confidence imposed in another agreement or relationship; or (4) information which, subsequent to disclosure hereunder, was obtained by the recipient on a non-confidential basis from a third party who has the right to disclose such information.

         13.3 The obligations in Section 13.1 hereof shall not restrict any disclosure by either party that is required under applicable law, or by order of any court or government agency (provided that the disclosing party shall endeavor to give such notice to the other party as may be reasonable under the circumstances) and shall not apply with respect to information three (3) years after the termination of this Agreement.

         13.4 Without limiting any of its other obligations under this Section 13, SGL will take those steps outlined in Schedule "13.4" attached hereto to create a barrier to intra-company disclosures of Client's confidential and proprietary business information.

14.      Taxes:

         Client shall, in addition to other payments required hereunder, pay all sales, use, transfer or service taxes, whether federal or state or local, however designated, that are levied or assessed on the provision of the Services by SGL to Client or on the charges to Client under this Agreement, excluding however, income taxes that may be levied against SGL.

15.      Non-Solicitation of Employees:

         Except as provided in Section 6.2.1, during the term of this Agreement and for a period of one (1) year after its termination, neither SGL nor Client shall knowingly solicit any full-time employee of the other with whom it has had direct contact as a result of this Agreement (or any former employee who has left the employ of the other within the prior one (1) year period), to become its employee or contractor or through any third party without the consent of the other party to this Agreement.

16.      Unavoidable Delays:

         Neither party shall be responsible for delays in its performance under this Agreement occurring by reasons or circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply; provided that the party whose performance is delayed shall use commercially reasonable efforts to complete such performance as soon as possible.

17.      Property Rights:

         17.1 As between SGL and Client, Client retains all right, title and interest in and to all of Client's products. Client reserves all rights not expressly granted hereunder. Without limiting the generality of the foregoing, SGL is not authorized and agrees not to market Client's products other than through outbound telesales or corporate telesales and is not authorized and agrees not to market Client's products for resale.

         17.2 All rights in any information regarding Quarterdeck's customers or prospects, including their names, addresses, telephone numbers, and customer or campaign specific purchasing patterns and preferences, shall belong exclusively to Quarterdeck, including without limitation information supplied by Quarterdeck to Sutherland and any of the following information developed or acquired by Sutherland in performing services under this Agreement: any Quarterdeck specific information, any specific information related to Quarterdeck's customers and any market-related information specific to Quarterdeck's products. Client will retain all rights to the database resulting from the telemarketing services rendered pursuant to this Agreement, including any associated reports delivered to Client by SGL as well as any data provided by Client and incorporated into the telemarketing services to be rendered by SGL. All of the foregoing material shall be considered Client Confidential Information without further action on the part of Client. This material and all other Client property shall be immediately provided to Client on termination or expiration of this Agreement.

         17.3 SGL will retain all rights to the ideas, know-how, techniques, and software related to the contact management system used by SGL in rendering, or to facilitate the rendering of, the Services or the manner and method by which the Services are rendered (other than rules and regulations, policies and practices referenced in Section 2.4). This information and software shall be considered SGL property and SGL Confidential Information without further action on the part of SGL.

18.      Notices:

         All notices, requests, and demands hereunder will be given in writing and shall be deemed to have been given if delivered in person, or via a reputable, receipted overnight courier service, or by United States mail, certified or registered, with return receipt requested, in either case addressed as follows (or to such other address as either party specifies in writing to the other):

If to Client:                                 If to SGL:

Quarterdeck Corporation                       The Sutherland Group, Ltd.
13160 Mindanao Way                            1160 A Pittsford-Victor Road
Marina del Rey, CA  90292                     Pittsford, New York 14534
Attn: Sr. Vice President, Product            Attn:  General Manager
         Development and Marketing                  Quarterdeck Program

 With a copy sent to the above address, With a copy sent to:

Attn: Legal Department                       Phillips, Lytle, Hitchcock, Blain &
                                             Huber LLP
                                             1400 First Federal Plaza
                                             Rochester, New York  14614
                                             Attention: Robert F. Zogas, Esq.

         Any notice, sent as provided above, will be deemed given upon receipt at the address provided for above.

19.      Governing Law:

         This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

20.      Audits and Attorneys' Fees:

         20.1 Subject to the last paragraph of Section 1.6, Client shall keep complete and accurate records related to its sales transactions for a period of three (3) years, unless in dispute, in which event they shall be kept until said dispute is settled. Such records shall be available during reasonable business hours at the place at which such records are customarily kept for examination by SGL and its representatives, for the purpose of verifying compliance by Client with the provisions hereof. SGL shall keep complete and accurate records related to its provision of services hereunder. SGL is not required to maintain any particular records related to its Best Efforts covenant in Section 1.3. Records relating to the amount of time worked by outbound telesales or corporate telesales representatives will be in the form of Schedule 20.1. All such records shall be kept for a period of three (3) years, unless in dispute, in which event they shall be kept until said dispute is settled. All such records shall be available during reasonable business hours at the place at which such records are customarily kept for examination by the other party and its representatives, for the purpose of verifying compliance with the provisions hereof. If any audit or examination reveals that Client has underpaid SGL by more than five percent (5%) during the period to which the audit relates, the direct and reasonable costs of such audit or examination shall be borne by Client. If any audit or examination reveals that SGL has overcharged Client by more than five percent (5%) during the period to which the audit relates, the direct and reasonable costs of such audit or examination shall be borne by SGL. Neither party shall audit the other party's records more often than twice per year.

         20.2 In addition to the foregoing, Client shall have the right to have a third party perform an audit of SGL's records, if any, related to SGL's compliance with the Best Efforts covenant in Section 1.3. Client acknowledges the confidential and proprietary nature of SGL's records concerning SGL's compliance with Section 1.3. Such records may be audited on behalf of Client upon reasonable notice subject to the following confidentiality provisions. Records to be audited shall be made available for inspection only to an independent accounting firm designated by Client, and approved by SGL (which approval shall not be unreasonably withheld), and shall be provided pursuant to procedures designed to protect the confidentiality of such information in accordance with applicable contractual and legal requirements, including the omitting of names and other identifying material from the records before they are made available for inspection if required under contract or applicable law. Client and its designated accounting firm shall provide SGL with their respective confidentiality and hold harmless agreements in a form reasonably acceptable to SGL. Such agreements shall provide, in part, that the information shall be used solely for purposes of auditing SGL's compliance with this Section 1.3, and may not be used for any other purpose, nor copied, compiled, disclosed or removed from SGL's premises. The expenses of Client (including fees and expense of the designated independent accounting firm) shall be borne by Client.

         20.3 Each party shall reimburse the other party on demand for all reasonable attorneys' fees, witness fees and court costs and reasonable expenses of counsel incurred in the successful enforcement by such other party of any right or remedy hereunder.

         20.4 Each party shall give the other copies of the information described in Section 20.1 as it shall reasonably request to verify the accuracy of amounts paid or invoiced hereunder without resort to a full audit pursuant to
Section 20.1, at the cost of the requesting party.

21.      Survival:

         The provisions hereof related to Payment, Warranty, Indemnification, Property Rights, Confidentiality, Transition Services, Audit and Binding Arbitration will survive any termination of this Agreement. In addition, any other terms of this Agreement which by their terms extend beyond the termination of this Agreement shall remain in effect until fulfilled.

22.      Successors and Assigns:

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The sale or transfer of all or substantially all of the assets or business of a party, without the transferee expressly assuming the obligations hereunder of the transferor, will be deemed a breach of this Agreement by transferor.

23.      Non-Waiver:

         The failure of either party to enforce at any time any of the provisions of this Agreement or to require any act of performance hereunder shall not be construed a waiver of such provisions or right to performance nor in any way to affect the validity of this Agreement or the right of either party to, thereafter, enforce each and every provision or right to performance.

24.      Savings Clause:

         The invalidity of, or inability to enforce any particular provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if any invalid or unenforceable provision had been omitted.

25.      Captions:

         The paragraph headings in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the paragraph to which they pertain.

26.      Entire Agreement:

         This Agreement and its schedules embody the entire agreement of the parties with respect to the subject matter contained herein. There are no promises, terms, conditions, or obligations other than those contained herein. This Agreement supersedes all previous and contemporaneous communications, representations or agreements, either verbal or written, between the parties with respect to its subject matter, including, but not limited to, the Memorandum of Understanding dated November 26, 1997, and the Memorandum of Understanding dated December 12, 1997. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of SGL and the Client by their respective duly authorized representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE SUTHERLAND GROUP, LTD.          QUARTERDECK CORPORATION


By: /s/ Michael J. Russo                     By: /s/ Frank R. Greico


Name:                                            Name:

Title:                                           Title: